Exhibit 99.1

For Immediate Release

September 2, 2011

For more information:	Rex S. Schuette
Chief Financial Officer
706-781-2265
rex_schuette@ucbi.com

UNITED COMMUNITY BANKS, INC. ANNOUNCES
RETIREMENT OF CHIEF OPERATING OFFICER

BLAIRSVILLE, GA, September 2, 2011 – United Community Banks, Inc. (NASDAQ: UCBI) Executive Vice President and Chief Operating Officer Guy W. Freeman has announced his intention to retire from the company effective January 1, 2012.  Freeman is responsible for managing the activities of United’s community banks, operations, technology, and human resources.

“Guy Freeman is a 45-year banking veteran and one of the finest our industry has ever seen,” commented Jimmy Tallent, United’s president and chief executive officer.  “Since joining United in 1994, Guy has been a key member of management and will be missed both professionally and personally.  At this time, we do not plan to replace this position but will redistribute his responsibilities within existing senior management before year-end.”

About United Community Banks, Inc.
Headquartered in Blairsville, United Community Banks is the third-largest bank holding company in Georgia. United Community Banks has assets of $7.4 billion and operates 27 community banks with 106 banking offices located throughout north Georgia, the Atlanta region, coastal Georgia, western North Carolina and east Tennessee. The Company specializes in providing personalized community banking services to individuals and small to mid-size businesses. United Community Banks also offers the convenience of 24-hour access through a network of ATMs, telephone and on-line banking. United Community Banks common stock is listed on the Nasdaq Global Select Market under the symbol UCBI. Additional information may be found at the Company’s web site at www.ucbi.com.

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